Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form S-4 No. 333-230968 of our reports dated February 6, 2019, relating to the financial statements of Cousins Properties Incorporated and Subsidiaries, and the effectiveness of Cousin Properties Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Atlanta, Georgia
May 6, 2019